Exhibit 10.52

October 23, 2012

Mr. Henry W. Sullivan
2211 Augusta Drive #23
Houston, Texas 77057

Re: Offer of position for Board of Directors

Dear Henry;

Sionix Corporation  (the “Company”) is pleased to offer you a seat on our Board of Directors.  You will be asked to attend at least one (1) official Board of Directors meeting per calendar quarter; as well we will have other informal meetings during the year.

In consideration for your services you will be granted shares of restricted common stock of the Company, paid quarterly in arrears. The number of shares granted will be based on the volume weighted average closing price for our stock for the period served divided in $7,500.  The shares are paid on each calendar quarter and you will receive a pro-rated amount for your first quarter of service.

In addition, the Company will reimburse all approved expenses related to your services as a member of our Board of Directors promptly upon receipt of your expense report.  Any public communication of your position with the Company will be mutually agreed, except as required by the SEC or other government reporting agency.

Henry, we are very excited to have you join our team at Sionix.  Please indicate your acceptance for a position on our Board of Directors by signing below and returning to me by fax at (704) 971-8401.

Regards,

/s/: James W. Alexander
James W. Alexander
Interim Chairman of the Board

914 Westwood Blvd., Box 801, Los Angeles, CA  90024
Tel: (704) 971-8400

Agreed and Accepted:

/s/: Henry Sullivan
Henry Sullivan

Date:

(Please email to drwells@sionix.com or fax to 704-971-8401 upon acceptance)

914 Westwood Blvd., Box 801, Los Angeles, CA  90024
Tel: (704) 971-8400